Exhibit 10.1

January 5, 2016

Ross Weiner

17 Bruce Lane

East Northport, NY 11731

Dear Ross,

On behalf of Multi Packaging Solutions, I am pleased to offer you the position of VP Finance/Chief Accounting Officer for Multi Packaging Solutions International. This position will be located in our Hicksville, NY, facility, with the understanding that your presence in NYC will be on an as needed basis. As discussed, in this position your starting compensation will be $265,000 annually. In this role, you will report to William Hogan, Executive Vice President and Chief Financial Officer.

Paychecks will be issued the 15th and the last day of the month. This position is a salaried, exempt position.

Your hire date is to be determined at this point, but is contingent upon:

1)	your passing a pre-employment drug screen and background check

2)	your providing proof of eligibility to work in the United States (completed I-9 form)

VACATION: You will be eligible to accrue 160 hours of vacation in calendar 2016 which will be available for your use following 90 days of employment. Vacation is never carried over year to year.

ANNUAL BONUS ELIGIBILITY: Bonuses are based on company performance as well as the achievement of individual performance objectives. Bonuses are calculated on a fiscal year basis. For FY16, your bonus target eligibility will be pro-rated based on your date of hire.

•	This position is currently eligible for a discretionary annual cash bonus of up to 30% of base salary.

•	This position is currently eligible for a discretionary annual bonus of Restricted Stock Units (RSU) targeted at $60,000 (number of units to be determined as of the date of approval by the Compensation Committee of the Board of Directors and calculated based upon the fair value per share as of that date).

SIGN ON BONUSES:

•	$30,000 (less any applicable withholdings) payable on first paycheck after date of hire.

•	$85,000 in RSUs (number of units to be determined as of the date of approval by the Compensation Committee of the Board of Directors and calculated based upon the fair value per share as of that date).

Page 2, Weiner Offer Letter

CAR ALLOWANCE: $600/month payable via normal payroll processing.

MEDICAL and DENTAL INSURANCE: You will be eligible for hospitalization, medical, vision, and dental coverage provided through our designated insurance providers. Medical and dental insurance is effective on the 31st day of employment if elected.

401(k): You will be eligible to participate in the MPS 401(k) program on the first entry date following ninety days of service. Employees who elect to participate determine the amount they wish to invest from pre-tax earnings, and designate how this amount will be invested. The amount of the company match is discretionary and determined annually. The present match is 50 cents for each dollar an employee contributes, up to 6% of wages. The company contribution will be vested at 25% per year (100% vested after four years of service).

All new employees are subject to a 90-day introductory period during which it will be determined by both you and the Company whether this position is a good fit for you.

Employment with Multi Packaging Solutions is on an at-will basis. No one in the Company can alter that relationship except the CEO of the Company, and any such agreement or understanding must be in writing.

We are excited to have you join the Company. Should you have any questions about starting with MPS, please do not hesitate to contact me.

Sincerely,

Lynda Group

VP Human Resources, North America

Office: (517) 886-2344

ACKNOWLEDGEMENT FORM

I accept the position of VP Finance/Chief Accounting Officer.

1/7/16
(Signature)	(Date)

Received and approved by Multi Packaging Solutions:

(Signature) (Date)

(Title)

Please sign and return to Lynda.Group@multipkg.com